Exhibit (c)(3)

English translation of the original Korean-language report

External Valuation Opinion

To: DoubleU Games Co., Ltd.

Valuation Opinion on the Appropriateness of the Share Acquisition Price in Connection with the Acquisition of Shares of DoubleDown Interactive Co., Ltd. by DoubleU Games Co., Ltd.

Samdo Accounting Corporation (hereinafter the “Appraiser”), pursuant to the service agreement entered into with DoubleU Games Co., Ltd. (hereinafter the “Company” or the “Acquirer”), has been engaged to evaluate the appropriateness of the acquisition price as of November 6, 2026 (hereinafter the “Valuation Date”) in connection with the transaction in which the Company acquires, through a tender offer, 16,329,620 NASDAQ-listed American Depositary Shares (hereinafter “ADSs”) (hereinafter the “Subject Shares”) of DoubleDown Interactive Co., Ltd. (hereinafter the “Subject Company”).

This opinion has been prepared to provide reference information for the Company’s internal decision-making in connection with the acquisition of the Subject Shares and for use as an attachment to the Material Fact Report to be filed by the Company with the Financial Services Commission pursuant to Article 161 of the Financial Investment Services and Capital Markets Act and Article 171 of the Enforcement Decree thereof. Accordingly, the Appraiser’s valuation results for the Subject Shares shall not be used for any purpose other than that stated in this opinion, nor shall they be used by any third party other than the Company and parties related to the intended purpose. The Appraiser shall not be liable for any loss or damage arising in the course of, or as a result of, the use of this opinion for any other purpose.

In performing this engagement, the Appraiser complied with the “Standards for Valuation Service Engagements (August 2008)” and the “Standards for External Valuation Engagements under the Financial Investment Services and Capital Markets Act (November 2024)” promulgated by the Korean Institute of Certified Public Accountants, as well as the “Guidelines for External Valuation Engagements (June 2009)” issued by the Financial Supervisory Service. In addition, the Appraiser complied with the Firm’s “Quality Control Regulations for External Valuation Engagements under the Financial Investment Services and Capital Markets Act” and with ethical requirements, including the requirements of the Code of Fair Conduct under the Code of Ethics for Certified Public Accountants.

For an independent and objective review of the appropriateness of the acquisition price, the Appraiser applied, mutatis mutandis, the reference market price method prescribed in Article 176-5(1) of the Enforcement Decree of the Financial Investment Services and Capital Markets Act in determining the per-share value of the Subject Company.

Based on the results of an analysis of tender offer premiums in precedent tender offers for listed companies with a transaction value of less than USD 300,000,000 during the two years preceding the Valuation Date, the Appraiser excluded the top and bottom 25% of tender offer premium rates, which may be regarded as outliers, in order to eliminate the effect of extreme values, and calculated the range of the share value by applying the resulting minimum tender offer premium rate (7.47%) and maximum tender offer premium rate (30.33%).

Based on the Appraiser’s analysis described in this valuation opinion, the reference market price per share of the Subject Shares is USD 13.60, and the value per share after applying the tender offer premium ranges from a minimum of USD 14.61 to a maximum of USD 17.72. Accordingly, considering precedent tender offer premium transactions of listed companies, no basis was identified to conclude that the Company’s acquisition price of USD 16.25 per share as of the Valuation Date is inappropriate from the perspective of materiality.

The above valuation results of the Appraiser have been derived subject to the assumptions, limiting conditions and notes on the use of this opinion set forth herein. The scope of the work performed by the Appraiser and the limitations of the valuation are as follows.

The procedures described in this opinion do not constitute audit procedures performed in accordance with generally accepted auditing standards in the Republic of Korea. Accordingly, the Appraiser does not express an audit opinion on the matters contained in this opinion and does not provide any form of assurance on the financial position or operating results of the Subject Company. Had additional audit procedures been performed in accordance with auditing standards, additional findings, changes or other exceptions not referred to in this opinion might have been identified, and material differences in the valuation results might have arisen.

This opinion is valid as of the date of submission of this opinion (November 9, 2026). Accordingly, events or circumstances that could materially affect the value of the Subject Shares may occur during the period from the date of submission to the date on which this opinion is read. As a result, the valuation results of the Subject Shares presented by the Appraiser may change, and such changes may be material. The Appraiser has no obligation to update this opinion for information that becomes known after the date of submission.

Users of this opinion should fully understand the scope and limitations of the work performed by the Appraiser as described herein, the various assumptions underlying the review, and the possibility that such assumptions may change as circumstances change.

Independence of the Appraiser: The Appraiser does not have any special relationship with the Company or the Subject Company as defined under Article 165-4 of the Financial Investment Services and Capital Markets Act, Article 176-5 of the Enforcement Decree thereof, or Article 5-14 of the Regulations on the Issuance and Disclosure of Securities. In addition, the Appraiser is not subject to any restrictions on valuation or professional services under Articles 21 and 33 of the Certified Public Accountants Act.

Engagement Date	June 30, 2026

Valuation Period	July 1, 2026 ~ November 6, 2026

Date of Submission	November 9, 2026

Valuation Firm	Samdo Accounting Corporation

CEO	/s/ Jun-Seok Oh

Address	361 Sapyeong-daero, Seocho-gu, Seoul, Republic of Korea

Engagement Partner	(Title) Partner (Name) /s/ Du-Hyeon Chae
(Tel) +82-2-508-1773

I. Method and Procedure of the Share Acquisition

DoubleU Games Co., Ltd. (hereinafter the “Company” or the “Acquirer”) intends to acquire, through a tender offer, 16,329,620 NASDAQ-listed American Depositary Shares (hereinafter “ADSs”) of DoubleDown Interactive Co., Ltd. (hereinafter the “Subject Company”).

II. Valuation of the Share Acquisition Price

1. Overview of the Parties

An overview of the Acquirer and the Subject Company involved in this transaction is as follows.

Category	Acquirer	Subject Company

Company Name	DoubleU Games Co., Ltd.	DoubleDown Interactive Co., Ltd.

CEO	Ga-Rham Kim	In Keuk Kim

Address	16th Floor, Gangnam Finance Center, 152 Teheran-ro (Yeoksam-dong), Gangnam-gu, Seoul, Republic of Korea	13th Floor, Gangnam Finance Center, 152 Teheran-ro (Yeoksam-dong), Gangnam-gu, Seoul, Republic of Korea

Date of Incorporation	May 1, 2012	February 29, 2008

Paid-in Capital (Note 1)	KRW 10,840 million	KRW 24,777 million

Total Assets (Note 1)	KRW 800,528 million	KRW 806,850 million

Fiscal Year End	December 31	December 31

Number of Employees (Note 1)	358	70

Listing Status	Listed on KOSPI	Listed on NASDAQ

Class and Number of Issued Shares (Note 1)	21,173,468 common shares (including 1,893,355 treasury shares)	2,477,672 common shares (equivalent to 49,553,440 NASDAQ-listed ADSs; 1 common share = 20 ADSs)

(Source: Data Analysis, Retrieval and Transfer System (“DART”); materials provided by the Acquirer and the Subject Company)

(Note 1) Paid-in capital, total assets, number of employees, and class and number of issued shares are stated as of June 30, 2026, based on the separate financial statements.

2. Overview of the Valuation

2.1. Purpose of the Valuation

This valuation opinion has been prepared to provide reference information for determining the appropriateness of the acquisition price in connection with the Company’s acquisition, through a tender offer, of 16,329,620 NASDAQ-listed American Depositary Shares (hereinafter “ADSs”) of the Subject Company (the Subject Shares), and for use in preparing, and as an attachment to, the Material Fact Report to be filed with the Financial Services Commission pursuant to Article 161 of the Financial Investment Services and Capital Markets Act and Article 171 of the Enforcement Decree thereof. The 16,329,620 Subject Shares represent the expected number of shares to be acquired, calculated on the assumption of the maximum number of shares that may be acquired, being the 49,553,440 NASDAQ-listed ADSs less the 33,223,820 ADSs already held by the Acquirer.

2.2. Assets Subject to Valuation

16,329,620 NASDAQ-listed ADSs of the Subject Company.

2.3. Valuation Methods

2.3.1. General Valuation Methods

Methods for valuing an enterprise include the asset-based valuation approach, the income-based valuation approach, the market-based valuation approach, and valuation methods prescribed under laws and regulations such as the Financial Investment Services and Capital Markets Act. The principal valuation methods are as follows.

(1) Asset-Based Valuation Approach

The asset-based valuation approach regards the fair value of the total assets currently held by an enterprise as its enterprise value, and determines the fair value of equity based on the fair value of its net assets. Although this approach has the advantage of being relatively simple and objective, it has the limitations that it is difficult to reflect the value of intangible assets not recognized on the books, and that it does not reflect the enterprise’s earnings-generating capacity, given that an enterprise is a going concern that exists for the purpose of generating future earnings or cash flows.

(2) Income-Based Valuation Approach

The income-based valuation approach determines enterprise value by discounting the future earnings or cash flows expected to be generated from the tangible and intangible assets held by an enterprise as of the valuation date, using an appropriate discount rate that reflects the risk factors inherent in generating such earnings, and is mainly applied using the Discounted Cash Flow (“DCF”) approach. The DCF approach is the most widely used method in practice and is also theoretically the most robust; however, the appraiser’s professional judgment is required in determining the three principal components of enterprise value: Free Cash Flow (“FCF”), the Weighted Average Cost of Capital (“WACC”), and the Terminal Value.

(3) Market-Based Valuation Approach

Whereas the asset-based valuation approach and the income-based valuation approach value an enterprise based on its own financial condition and capacity to generate future earnings, the market-based valuation approach refers to the value of an enterprise formed through market mechanisms based on its financial condition and potential to generate future earnings.

The share price of a listed company is formed through buy and sell orders placed by an unspecified number of market participants in the securities market, and such share price constitutes the market value of the issuing company. In theory, market value should reflect the intrinsic value of an enterprise; however, since share prices are formed and fluctuate in accordance with market supply and demand, they do not necessarily coincide with intrinsic value. For an unlisted company, no objective market value exists because its value cannot be formed through a securities market; however, a relative market value may be estimated using the share prices of listed companies of a similar size in the same industry. This method, however, requires the appraiser’s professional judgment in selecting comparable listed companies.

(4) Valuation Method under the Financial Investment Services and Capital Markets Act

The valuation method under the Financial Investment Services and Capital Markets Act is used as an objective method for valuing a company’s shares in cases such as mergers. Under this method, value is calculated as the weighted arithmetic average of the asset value and the income value, weighted at 1 and 1.5, respectively. The asset value is calculated by adding or deducting certain items to or from the total assets in the statement of financial position as of the end of the fiscal year immediately preceding the fiscal year in which the filing date of the Material Fact Report falls, and the income value is to be reasonably calculated by applying a model generally recognized as fair and appropriate for estimating future income value, such as a discounted cash flow model or a dividend discount model.

2.3.2. Valuation Method Applied in This Engagement

In accordance with the “Standards for Valuation Service Engagements (August 2008)” and the “Standards for External Valuation Engagements under the Financial Investment Services and Capital Markets Act (November 2024)” promulgated by the Korean Institute of Certified Public Accountants, and the “Guidelines for External Valuation Engagements (June 2009)” issued by the Financial Supervisory Service, this opinion considered the asset-based valuation approach, the income-based valuation approach and the market-based valuation approach, and applied, mutatis mutandis, the market-based valuation approach in consideration of the characteristics of the Subject Company.

Share valuation results generally do not coincide due to the diversity of valuation methods and, even within the same method, the diversity of variables arising from assumptions and estimates. Furthermore, since this valuation is intended to review the appropriateness of the acquisition price of the ADSs of the Subject Company to be acquired by the Company through the tender offer, subjective assumptions and estimates were excluded and a market-based valuation method based on the share price formed on the NASDAQ market, where the ADSs of the Subject Company are listed and traded, was applied mutatis mutandis.

However, share prices formed in the securities market are prices formed through ordinary on-market trading and may not fully reflect the characteristics of a tender offer, in which shares are acquired from a large number of shareholders within a fixed offer period and under specified conditions. In a tender offer, an offer price exceeding the market price may be presented in order to induce shareholders to tender voluntarily and to secure the targeted number of shares; accordingly, a difference may arise between the share price formed through ordinary on-market trading and the price applied in a tender offer.

For this valuation, the share price of the Subject Company was calculated by applying, mutatis mutandis, the reference market price prescribed in Article 176-5 of the Enforcement Decree of the Financial Investment Services and Capital Markets Act, i.e., the arithmetic average of the volume-weighted average closing price for the most recent one-month period, the volume-weighted average closing price for the most recent one-week period, and the closing price on the most recent trading day, each measured from the calculation base date. Although this provision prescribes the method to be applied in calculating merger ratios and does not apply directly to this transaction, there is no separate regulation prescribing the point in time at which share prices should be measured in valuing the equity of listed shares, and the Appraiser determined that the method of calculating the reference market price under this provision is reasonable for determining an appropriate share price of the Subject Company; accordingly, it was applied mutatis mutandis.

Meanwhile, this provision requires the merger price to be calculated by applying a discount or premium of up to 30% (or 10% in the case of a merger between affiliates) to the reference market price. Since such range of discount or premium has been set in consideration of the characteristics of merger transactions, in this valuation, in order to more faithfully reflect the characteristics of a tender offer, the method of calculating the reference market price under this provision was applied mutatis mutandis, while the range of the value per share was calculated by applying to such reference market price the minimum and maximum tender offer premium rates, respectively, derived after adjusting for the effect of extreme values from precedent tender offers for listed shares with a transaction value of less than USD 300,000,000 during the two years preceding the Valuation Date.

[Method of Calculating the Reference Market Price: Arithmetic Average Price]

•	Arithmetic average price = (Average closing price for the most recent one-month period + Average closing price for the most recent one-week period + Closing price on the most recent trading day) ÷ 3

•	Average closing price = Weighted arithmetic average of closing prices, weighted by trading volume

•

Calculation base date: The trading day immediately preceding the earlier of the date of the Board of Directors’ resolution and the date of execution of the tender offer cooperation agreement with the Subject Company (November 6, 2026)

2.3.3. Sources of Information

For this valuation, the Appraiser used the following information.

1) Disclosure information on the Financial Supervisory Service’s Data Analysis, Retrieval and Transfer System (“DART”)

2) Market information from the Korea Exchange

3) Bloomberg

4) Materials provided by the Company

2.3.4. Matters to Be Noted When Using This Valuation Opinion

The matters that should be fully considered and noted when using this valuation opinion are summarized below. Please also refer to “[Appendix 1] Assumptions and Limiting Conditions of the Valuation Engagement” in this regard.

2.3.4.1. Limitation on the Purpose of Use

This valuation opinion has been prepared for internal reference in connection with the Company’s share acquisition and for use as an attachment to the Material Fact Report, and shall not be used for any other purpose. If any part or all of the contents presented in this valuation opinion are used for any other purpose without prior written consent, the Firm shall not be liable for any loss or damage arising in the course of, or as a result of, such use.

In addition, this valuation opinion reviews the appropriateness of the acquisition price of the Subject Shares, and the valuation amount of the Subject Shares included herein does not present or guarantee the absolute value or future performance of the Subject Company. Accordingly, users should fully consider the methods applied and the limitations of the valuation when using this valuation opinion.

2.3.4.2. Limitations of Information Sources

Public information used in this valuation, such as share price information, disclosure materials and M&A transaction data, was obtained from sources the Firm considers reliable. However, the Firm makes no representation as to the accuracy or completeness of such information and has not performed any procedures to verify it.

2.3.4.3. Other Limitations

The Appraiser has not audited the financial position and operating results of the Subject Company as of the Valuation Date in accordance with Korean International Financial Reporting Standards (“K-IFRS”) and auditing standards, and therefore does not express any audit opinion thereon. Had an audit been performed in accordance with K-IFRS and auditing standards, differences from these valuation results might have arisen, and such differences could be material.

Since the valuation results depend directly on the reference market price calculated from market prices and trading volumes, they are materially affected by the Subject Company’s financial structure, industry outlook, business operations, stock market conditions, supply and demand for the shares, and all other information affecting the market price of the shares prior to the Valuation Date (hereinafter the “Financial Structure, etc.”). For the same reason, the valuation results may differ depending on the Financial Structure, etc. after the Valuation Date, and such differences may be material. The Appraiser has no responsibility to update this opinion for such changes in the Financial Structure, etc. after the Valuation Date.

If valuation methods other than the method used in this valuation are applied, the results may differ from these valuation results. In addition to Sections 2.3.4.1 through 2.3.4.3 above, users should also fully consider the potential effects of the limitations and issues referred to in “Appendix 1” in connection with this opinion.

3. Valuation of the Assets to Be Acquired

3.1. Summary of Valuation Results

The range of the value per share resulting from the valuation of the Subject Shares is as follows.

(Unit: USD)

Category		Amount
Reference market price per share		13.60
	① Maximum premium rate (30.33%)	17.72
After applying tender offer premium	② Simple average premium rate (15.89%)	15.76
	③ Minimum premium rate (7.47%)	14.61

(Source: Financial Supervisory Service DART, Korea Exchange market information, Bloomberg and Samdo Accounting Corporation analysis)

The value per share, calculated by applying the minimum (7.47%) and maximum (30.33%) tender offer premium rates derived from precedent tender offers for listed companies with a transaction value of less than USD 300,000,000 during the two years preceding the Valuation Date, ranges from a minimum of USD 14.61 to a maximum of USD 17.72.

3.2. Calculation of the Reference Market Price of the Shares among the Assets Subject to Valuation

Pursuant to Article 176-5 of the Enforcement Decree of the Financial Investment Services and Capital Markets Act, applied mutatis mutandis, the reference market price was calculated as the arithmetic average of the volume-weighted average closing price for the most recent one-month period, the volume-weighted average closing price for the most recent one-week period, and the closing price on the most recent trading day, with the calculation base date being the trading day immediately preceding the earlier of the date of the Board of Directors’ resolution and the date of execution of the tender offer cooperation agreement with the Subject Company. The details of the calculation are as follows.

(Unit: USD)

Category	Amount
A. 1-month volume-weighted average closing price	13.61
B. 1-week volume-weighted average closing price	13.55
C. Closing price on the most recent trading day	13.63
D. Arithmetic average (reference market price) [=(A+B+C)÷3]	13.60

(Source: Bloomberg and Samdo Accounting Corporation analysis)

The closing prices and trading volumes of the Subject Shares of the Subject Company for the most recent one-month period, with November 6, 2026 as the calculation base date, are as follows.

(Unit: USD)

Date (*)	Closing Price	Trading Volume (ADSs)	Closing Price × Trading Volume
2026-11-05	13.63	163,304	2,225,834
2026-11-04	13.76	204,020	2,807,315
2026-11-03	13.30	122,565	1,630,115
2026-11-02	13.48	102,845	1,386,351
2026-10-30	13.48	298,742	4,027,042
2026-10-29	13.55	66,577	902,118
2026-10-28	13.66	74,593	1,018,940
2026-10-27	13.60	99,067	1,347,311
2026-10-26	13.62	76,455	1,041,317
2026-10-23	13.24	63,282	837,854
2026-10-22	13.34	71,989	960,333
2026-10-21	13.74	64,497	886,189
2026-10-20	13.84	106,709	1,476,853
2026-10-19	13.88	101,992	1,415,649
2026-10-16	13.80	205,197	2,831,719
2026-10-15	13.73	48,740	668,957
2026-10-14	13.65	402,493	5,494,029
2026-10-13	13.65	88,107	1,202,661
2026-10-12	13.74	87,324	1,199,832
2026-10-09	13.65	52,762	720,201
2026-10-08	13.57	112,315	1,524,115
2026-10-07	13.51	120,629	1,629,698
2026-10-06	13.40	91,616	1,227,654
1-month weighted avg. close			13.61
1-week weighted avg. close			13.55
Most recent closing price			13.63

(Source: Bloomberg and Samdo Accounting Corporation analysis)

(*) As the closing price corresponding to the calculation base date of November 6, 2026 (Korea Standard Time), the NASDAQ closing price on November 5, 2026 (U.S. Eastern Time) was applied.

3.3. Analysis of Tender Offer Premiums

A tender offer is a transaction in which shares are acquired from a large number of shareholders within a fixed offer period and under specified conditions, and an offer price exceeding the market price may be presented in order to induce shareholders to tender voluntarily and to secure the targeted number of shares. However, since tender offer premiums may be affected by various factors, such as the purpose of the tender offer, the offeror’s existing shareholding ratio, the targeted acquisition ratio, the share price level of the target company and the existence of competing offers, it is difficult to uniformly determine the level of premium to be applied to an individual transaction.

For this purpose, the Appraiser examined precedent tender offers for listed shares with a transaction value of less than USD 300,000,000 during the two years preceding the Valuation Date. For each case, the reference market price was calculated by applying, mutatis mutandis, the method prescribed in Article 176-5 of the Enforcement Decree of the Financial Investment Services and Capital Markets Act, and the ratio of the tender offer price per share to such reference market price was calculated.

Subsequently, the level of tender offer premiums was analyzed based on the ratios calculated for each case, and the range of the value per share was calculated by applying the minimum and maximum premium rates, derived after eliminating the effect of extreme values, to the reference market price of the Subject Company, respectively. The specific comparable cases and the results of the tender offer premium analysis are as follows.

Reference Date (Note 1)	Country	Target Company	Currency	Tender Offer Price	Reference Market Price (Note 2)	Tender Offer Premium (Note 3)	Tender Offer Premium Rate (Note 3)
2026-05-18	Korea	Sammok S-Form Co., Ltd.	KRW	22,800.0	17,494.5	5,305.5	30.33%
2024-11-11	Korea	Hyundai Ezwel Co., Ltd.	KRW	7,000.0	5,691.1	1,308.9	23.00%
2026-05-13	U.S.	Assertio Holdings, Inc.	USD	23.5	21.7	1.8	8.30%
2026-04-03	U.S.	Forian Inc.	USD	2.2	2.1	0.1	4.14%
2026-03-30	U.S.	Kezar Life Sciences, Inc.	USD	7.0	6.5	0.5	7.47%
2026-01-26	U.S.	Lands’ End, Inc.	USD	45.0	14.6	30.4	209.00%
2025-12-15	U.S.	Generation Bio Co.	USD	4.3	5.3	(1.1)	-19.70%
2025-12-11	U.S.	Applied Therapeutics, Inc.	USD	0.1	0.2	(0.2)	-63.52%
2025-11-13	U.S.	Mersana Therapeutics, Inc.	USD	25.0	9.0	16.0	176.91%
2025-11-04	U.S.	Evoke Pharma, Inc.	USD	11.0	4.8	6.2	130.99%
2025-08-04	U.S.	HilleVax, Inc.	USD	2.0	2.1	(0.1)	-6.40%
2025-07-01	U.S.	IGM Biosciences, Inc.	USD	1.2	1.1	0.1	10.41%
2025-06-27	U.S.	Turnstone Biologics Corp.	USD	0.3	0.3	(0.0)	-1.58%
2025-06-09	U.S.	Elevation Oncology, Inc.	USD	0.4	0.3	0.0	14.27%
2025-05-21	U.S.	Akoya Biosciences, Inc.	USD	1.2	1.1	0.2	14.66%
2025-05-19	U.S.	Servotronics, Inc.	USD	47.0	10.4	36.6	350.84%
2025-05-08	U.S.	PHX Minerals Inc.	USD	4.4	3.7	0.7	17.85%
2025-05-01	U.S.	Kronos Bio, Inc.	USD	0.6	0.9	(0.3)	-34.33%
2025-04-02	U.S.	Allakos Inc.	USD	0.3	0.2	0.1	42.62%
2025-02-13	U.S.	Intevac, Inc.	USD	4.0	3.4	0.6	16.74%
2024-12-30	U.S.	Marinus Pharmaceuticals, Inc.	USD	0.6	0.3	0.2	68.80%

(Source: Financial Supervisory Service DART, Korea Exchange market information, Bloomberg and Samdo Accounting Corporation analysis)

(Note 1) The reference date refers to the date of the public announcement of the tender offer.

(Note 2) The reference market price was calculated as the arithmetic average of the volume-weighted average closing price for the most recent one-month period, the volume-weighted average closing price for the most recent one-week period, and the closing price on the most recent trading day, with the trading day immediately preceding the date of the public announcement of the tender offer as the calculation base date.

(Note 3) The tender offer premium per share was calculated as ‘tender offer price per share – reference market price’, and the tender offer premium rate was calculated as ‘tender offer premium per share / reference market price’.

Based on the above analysis, in order to eliminate the effect of extreme values, the precedent transactions remaining after excluding the top and bottom 25% of tender offer premium rates (the top six and bottom six of the transactions analyzed), which may be regarded as outliers, are as follows.

Reference Date (Note 1)	Country	Target Company	Currency	Tender Offer Price	Reference Market Price (Note 2)	Tender Offer Premium (Note 3)	Tender Offer Premium Rate (Note 3)
2026-05-18	Korea	Sammok S-Form Co., Ltd.	KRW	22,800.0	17,494.5	5,305.5	30.33%
2024-11-11	Korea	Hyundai Ezwel Co., Ltd.	KRW	7,000.0	5,691.1	1,308.9	23.00%
2026-05-13	U.S.	Assertio Holdings, Inc.	USD	23.5	21.7	1.8	8.30%
2026-03-30	U.S.	Kezar Life Sciences, Inc.	USD	7.0	6.5	0.5	7.47%
2025-07-01	U.S.	IGM Biosciences, Inc.	USD	1.2	1.1	0.1	10.41%
2025-06-09	U.S.	Elevation Oncology, Inc.	USD	0.4	0.3	0.0	14.27%
2025-05-21	U.S.	Akoya Biosciences, Inc.	USD	1.2	1.1	0.2	14.66%
2025-05-08	U.S.	PHX Minerals Inc.	USD	4.4	3.7	0.7	17.85%
2025-02-13	U.S.	Intevac, Inc.	USD	4.0	3.4	0.6	16.74%

(Source: Financial Supervisory Service DART, Korea Exchange market information, Bloomberg and Samdo Accounting Corporation analysis)

(Note 1) The reference date refers to the date of the public announcement of the tender offer.

(Note 2) The reference market price was calculated as the arithmetic average of the volume-weighted average closing price for the most recent one-month period, the volume-weighted average closing price for the most recent one-week period, and the closing price on the most recent trading day, with the trading day immediately preceding the date of the public announcement of the tender offer as the calculation base date.

(Note 3) The tender offer premium per share was calculated as ‘tender offer price per share – reference market price’, and the tender offer premium rate was calculated as ‘tender offer premium per share / reference market price’.

The minimum, simple average and maximum premium rates calculated based on the above analysis are as follows.

Minimum Premium Rate	Simple Average Premium Rate	Maximum Premium Rate
7.47%	15.89%	30.33%

(Source: Financial Supervisory Service DART, Korea Exchange market information, Bloomberg and Samdo Accounting Corporation analysis)

III. Overall Opinion on the Share Value of the Subject Company

The Appraiser has evaluated the appropriateness of the acquisition price for the purpose of its use as an attachment to the Material Fact Report to be filed by the Company pursuant to Article 161 of the Financial Investment Services and Capital Markets Act and Article 171 of the Enforcement Decree thereof in connection with the Company’s acquisition of the Subject Shares.

In performing this engagement, the Appraiser complied with the “Standards for Valuation Service Engagements (August 2008)” and the “Standards for External Valuation Engagements under the Financial Investment Services and Capital Markets Act (November 2024)” promulgated by the Korean Institute of Certified Public Accountants, and the “Guidelines for External Valuation Engagements (June 2009)” issued by the Financial Supervisory Service, and exercised due care to confirm the objectivity and reasonableness of the share acquisition price. However, the review opinion presented in this valuation opinion does not guarantee the absolute value or market value of the shares issued by the Subject Company; accordingly, users should fully consider the methods applied and the limitations of the review process when using this valuation opinion.

For an independent and objective review of the appropriateness of the acquisition price, the Appraiser applied, mutatis mutandis, the reference market price method prescribed in Article 176-5(1) of the Enforcement Decree of the Financial Investment Services and Capital Markets Act in determining the per-share value of the Subject Company.

Based on the results of an analysis of tender offer premiums in precedent tender offers for listed companies with a transaction value of less than USD 300,000,000 during the two years preceding the Valuation Date, the Appraiser excluded the top and bottom 25% of tender offer premium rates, which may be regarded as outliers, in order to eliminate the effect of extreme values, and calculated the range of the share value by applying the resulting minimum tender offer premium rate (7.47%) and maximum tender offer premium rate (30.33%).

Based on the Appraiser’s analysis described in this valuation opinion, the reference market price per share of the Subject Shares is USD 13.60, and the value per share after applying the tender offer premium ranges from a minimum of USD 14.61 to a maximum of USD 17.72. Accordingly, considering precedent tender offer premium transactions of listed companies, no basis was identified to conclude that the Company’s acquisition price of USD 16.25 per share as of the Valuation Date is inappropriate from the perspective of materiality.

This valuation opinion is valid as of the date of submission (November 9, 2026). Accordingly, events or circumstances that could materially affect the share value may occur during the period from the date of submission of this opinion to the date on which this valuation opinion is read; as a result, the share value as of the date of reading may differ from the valuation results in this opinion, and such differences may be material.

This valuation opinion has been prepared for use as a statutory attachment when the Company files the relevant report pursuant to the Financial Investment Services and Capital Markets Act. Accordingly, the Appraiser’s valuation results for the shares of the Subject Company may not be used for any purpose other than that stated in this report.

Appendix 1. Assumptions and Limiting Conditions of the Valuation Engagement

1. This valuation opinion and the valuation results have been determined using only the information available as of November 6, 2026, the Valuation Date, and are valid solely for the purpose stated herein as of the Valuation Date.

2. In performing the valuation engagement, the Appraiser accepted the financial statements and other financial information provided by the Company and the Subject Company as provided, without separately reviewing whether such information fully and accurately reflects the financial position and operating results of the Subject Company (except as otherwise stated with respect to such information). Since the Firm has not performed any audit, review or compilation of such information, it does not express an audit opinion or any other form of assurance on such information.

3. Public information and industry and statistical data were obtained from sources the Firm considers reliable. However, the Firm makes no representation as to the accuracy or completeness of such information and has not performed any procedures to verify it.

4. The Firm’s valuation results are based on the assumption that the current level of management’s expertise and effectiveness will be maintained, and that the nature of the Subject Company will not change materially or significantly as a result of a business sale, restructuring, exchange, capital reduction by shareholders, or similar events.

5. This valuation opinion and the valuation results are intended solely for the Company and the specific purpose stated herein. Accordingly, they may not be used for any purpose of a third party or for any purpose other than that stated in this valuation opinion. Furthermore, this valuation opinion and the valuation results have not been prepared for investment advice or any similar purpose in any form and should not be construed as such. The valuation results represent only the opinion of the Firm based on the information provided by the Company and the Subject Company and other sources.

6. This valuation opinion and the valuation results should not be used as a basis for investment decisions, and the Firm assumes no responsibility for any financial or non-financial losses resulting from investment decisions made in reliance on this valuation opinion.

7. No part of this valuation opinion, including the valuation results and any reference to the name or role of the Appraiser, may be disseminated to the public through advertising media, investor relations materials, news media, mail, direct delivery or any other means of communication without the written consent and approval of the Firm.

8. The Appraiser is not an environmental advisor or auditor and therefore assumes no responsibility for any obligations that have arisen or may arise in relation to environmental matters. Any person entitled to use this opinion who wishes to know whether such environmental obligations exist, or the scope of such environmental matters or their effect on the valuation, is advised to obtain independent professional advice on environmental assessment. The Appraiser does not perform environmental assessments or provide the results thereof, and has not performed any such procedures with respect to the Subject Company.

9. Unless agreed in writing in advance, the Firm may not be required to perform any additional work, such as providing court testimony or statements, in connection with the contents of this valuation opinion.

10. The Appraiser has not made specific inquiries or performed analyses to determine whether the Subject Company is subject to, or in compliance with, regulations on the hiring and employment of employees prescribed by applicable laws. Accordingly, the Firm’s valuation results do not consider the effect on the valuation of any violation of such regulations.

11. No content of this valuation opinion may be arbitrarily changed by any person other than the Firm, and the Firm assumes no responsibility for any such unauthorized changes.

12. Unless otherwise stated, the Firm has not considered, or performed any procedures regarding, the potential effects of future laws or regulations on the Subject Company.

13. This opinion is based on general economic, market and other assumptions and limiting conditions as of the Valuation Date, and such assumptions and limiting conditions may change rapidly within a short period. Circumstances are continuously changing, and changes in market conditions may have a material effect on the Subject Company and this opinion.

14. In addition to items 1 through 13 above, users should fully consider the potential effects of the limitations and issues mentioned in connection with this valuation opinion.

Appendix 2. Checklist for Compliance with the Standards for Valuation Service Engagements

Check Item	Result

1. Sources of Information

•

Has sufficient information necessary for the valuation been obtained, and are the sources of such information presented in the report?

-   Whether, and to what extent, the facilities of the Subject Company were visited

-   Whether evidence such as legal registration documents and contracts was examined

-   Financial and tax information, market, industry and economic data, etc.

Yes

2. Analysis of the Valuation Subject

•

Is the analysis of the financial statements and financial information adequate?

•

Is the analysis of the Subject Company and related non-financial information adequate?

-   Management, key customers and business partners

-   Goods and services supplied

-   Market conditions, competition and business operations of the relevant industry, etc.

Yes

3. Valuation Approaches and Methods

•

Have the valuation approaches been sufficiently considered, and are they adequately described?

•

Are the valuation methods actually applied under each valuation approach, and the rationale for their application, sufficiently presented?

•

Is the description of the valuation methods applied sufficient?

-   Forecasts of earnings and cash flows

-   Non-recurring income and expense items

-   Risk factors considered in selecting the capital structure, cost of capital and discount rate

-   Assumptions underlying forecasts and estimates, etc.

Yes

4. Adjustments to Value • Has consideration been given to whether value adjustments, such as discounts or premiums, should be made to the pre-adjustment value?	Yes

5. Conclusion of Value

•

Have the procedures for concluding the value been complied with?

-   Assessing the reliability of the results obtained under different valuation approaches and methods, using the information obtained during the valuation engagement

-   Determining whether to reflect the result of a single valuation approach and method, or a combination of the results of multiple valuation approaches and methods

Yes

6. Has a review been performed as to whether there were any issuances or transactions of shares of the Subject Company within the past two years?	Yes

7. Documentation • Have the key details of the valuation been recorded? - Retention of valuation-related documents	Yes

Appendix 3. Checklist for Compliance with the Quality Control Regulations for External Valuation Engagements under the Financial Investment Services and Capital Markets Act

Check Item	Result

1. Have any interests that threaten compliance with ethical requirements, such as the Code of Fair Conduct, been identified? Where such interests have been identified, have safeguards been applied to eliminate the threats or reduce them to an acceptable level?	Yes

2. Have the following confidentiality obligations been complied with?

•

Not disclosing any confidential information obtained in the course of duties

•

Not engaging in any conduct using undisclosed information

•

Not using information obtained for the valuation engagement for any other engagement without the written permission of the Subject Company

Yes

3. Was the engagement accepted after confirming that the following requirements were met?

•

The Firm is competent to perform the engagement and has the capabilities, including time and resources, to do so

•

The Firm and the engagement team members are able to comply with the relevant ethical requirements

•

The Firm does not have any information that would lead it to conclude that the client lacks integrity

•

The requirements under the Firm’s quality control regulations can be met

Yes

4. Did the engagement team apply the “Standards for External Valuation Engagements under the Financial Investment Services and Capital Markets Act” established by the Korean Institute of Certified Public Accountants?	Yes

5. Did the engagement partner appropriately plan, supervise and review the valuation engagement to ensure that it was performed in accordance with applicable laws and regulations, the “Standards for External Valuation Engagements under the Financial Investment Services and Capital Markets Act” and the Firm’s policies and procedures?	Yes

6. Was the review by the engagement quality control reviewer completed before the valuation opinion was finally issued?	Yes

External Valuation Firm: Samdo Accounting Corporation

CEO: /s/ Jun-Seok Oh

Engagement Partner: (Title) Partner (Name) /s/ Du-Hyeon Chae